Exhibit 2.21

WPP Group plc

27 Farm Street

London W1J 5RJ

England

9 June 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In November 2007, WPP Finance S.A., a subsidiary of WPP Group plc (the “Company”), issued €500 million of bonds at 5.25% due 2015 (the “Bonds”). The Bonds are guaranteed by the Company and the Company’s subsidiary, WPP 2005 Limited.

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Bonds upon request.

Very truly yours,

WPP GROUP PLC

By:	/s/ Paul Richardson
Paul Richardson
Group Finance Director